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                                                                     EXHIBIT 5.3

                   [MAGNUM HUNTER RESOURCES, INC. LETTERHEAD]

                                  July 3, 2002

Magnum Hunter Resources, Inc.
600 East Las Colinas Blvd.
Suite 1100
Irving, Texas 75039

  Re: Registration Statement on Form S-4

Ladies and Gentlemen:

     I am the General Counsel of Mangum Hunter Resources, Inc., a Nevada corporation ("Magnum"). This letter is prepared in connection with the registration, pursuant to a registration statement on Form S-4 (as may be amended, the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of (i) the proposed offer by Magnum to exchange (the "Exchange Offer") all outstanding 9.60% Senior Notes due 2012 ($300 million aggregate principal amount outstanding) (the "Old Notes") of Magnum for new 9.60% Senior Notes due 2012 ($300 million aggregate principal amount) (the "New Notes") of Magnum and (ii) the guarantees of the New Notes (the "Subsidiary Guarantees") by each of Magnum Hunter Production, Inc., a Texas corporation, Gruy Petroleum Management Co., a Texas corporation, Hunter Gas Gathering, Inc., a Texas corporation, Conmag Energy Corporation, a Texas corporation, Trapmar Properties, Inc., a Texas corporation, Pintail Energy, Inc., a Delaware corporation, Prize Operating Company, a Delaware corporation, PEC (Delaware), Inc., a Delaware corporation, Prize Energy Resources, L.P., a Delaware limited partnership, and Oklahoma Gas Processing, Inc., a Delaware corporation (each, a "Subsidiary Guarantor" and, collectively, the "Subsidiary Guarantors"). The Old Notes have been, and the New Notes will be, issued pursuant to an Indenture (the "Indenture") dated as of March 15, 2002 among the Company, Deutsche Bank Trust Company Americas, formerly known as Bankers Trust Company, as Trustee, and the Subsidiary Guarantors party thereto.

     I have examined originals or certified copies of such corporate records of Magnum and the Subsidiary Guarantors and other certificates and documents of officials of Magnum, the Subsidiary Guarantors, public officials and others as I have deemed appropriate for purposes of this letter. I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to authentic original documents of all copies submitted to me as conformed and certified or reproduced copies.

     Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, I am of the opinion that:

     1. Each of Magnum Hunter Production, Inc., Gruy Petroleum Management Co., Hunter Gas Gathering, Inc., Conmag Energy Corporation, and Trapmar Properties, Inc., are corporations, validly existing and in good standing under the laws of the State of Texas.

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Magnum Hunter Resources, Inc.
July 3, 2002
Page 2


     2. Each of Pintail Energy, Inc., Price Operating Company, PEC (Delaware), Inc., and Oklahoma Gas Processing, Inc., are corporations, validly existing and in good standing under the laws of the State of Delaware.

     3. Prize Energy Resources, L.P. is a limited partnership, validly existing and in good standing under the laws of the State of Delaware.

     4. The Subsidiary Guarantors have all power and authority necessary to execute and deliver the Indenture and to perform their obligations thereunder.

     5    The Subsidiary Guarantors have duly authorized, executed and delivered the Indenture.

     The opinion and other matters in this letter are qualified in their entirety and subject to the following:

     A. I express no opinion as to the laws of any jurisdiction other than the constitution, laws, rules and regulations and judicial and administrative decisions of the State of Texas and the State of Delaware.

     B.   I am a member of the bar of the State of Texas.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the prospectus forming a part of the Registration Statement under the caption "Legal Matters." In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. I also consent to your filing copies of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,

                              MAGNUM HUNTER RESOURCES, INC.


                              By: /s/ Morgan F. Johnston
                                  ---------------------------------------
                                  Morgan F. Johnston, Vice President,
                                  Secretary and General Counsel